UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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Vineyard National Bancorp

(Name of Registrant as Specified In Its Charter)

Jon Salmanson

Norman Morales

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Press Release

Source: Jon Salmanson

Vineyard National Bancorp Shareholders Mail Consent Solicitation

Statements for Bylaw Amendments

Shareholders Continue First Step To Propose Alternative Slate of Directors

New York, N.Y. — March 13, 2008 – Jon Salmanson and Norman Morales, longtime shareholders of Vineyard National Bancorp (“Vineyard” or the “Company”) (NASDAQ: VNBC), announced today the filing of their Definitive Consent Solicitation Statement with the Securities and Exchange Commission (“SEC”). With the filing now complete, the Consent Solicitation Statement is being mailed to both shareholders holding Vineyard common stock in their own name and those holding the shares in the name of brokerage firms, banks or other nominees.

The Consent Solicitation is being made to allow for three amendments to Vineyard’s Bylaws which will afford all shareholders, if approved, an alternative option in choosing a board of directors to represent their interests and ultimately the direction of the company. In order to effect the Bylaw changes, Vineyard shareholders are being asked to sign and date the WHITE Consent Card immediately upon their receipt and return it using the postage-paid envelope provided. The Bylaw amendments will become effective automatically once the holders of a majority of shares consent to these actions and the consents are delivered to Vineyard.

Mr. Salmanson issued the following statement: “This is an opportunity for shareholders to have voice in the direction of their investment. Our proposals will provide an alternative which we believe is the correct path for the future. The slate of intended nominees will be announced shortly, and we are pleased with the cadre of talent that will provide both strong corporate governance as well as strategic expertise. As I have said before, our intent is to assist in the restoration of shareholder value which has declined over the past few months.”

Mr. Morales added: “I believe the value of Vineyard’s franchise is composed of its shareholder base and the resources that they have provided, the talents of its employees that have been recruited based on a strategic vision, and ultimately the thousands of customers who have been attracted to this dedicated team of professionals and the philosophies of this community bank. In the end, what separates us from other community banks is our passion and personality, based around a strategic vision that can be easily communicated, and one that is flexible enough to weather these challenging times as well as building for tomorrow.”

Mr. Salmanson also added: “Today we have taken the next step, again with the support of many fellow shareholders, by calling to amend Vineyard’s Bylaws through the written Consent Solicitation Statement that is being mailed to shareholders this week. We urge you to act expeditiously in order to effect these changes and provide us with alternatives for the future by completing, signing and dating the WHITE consent card.”

Questions should be referred to:

Jon Salmanson

212-607-5412

j2salman@yahoo.com

Questions regarding the Consent Solicitation Statement and the requisite process for consenting, the Consent Card or receiving a Consent Solicitation Statement should be directed to:

Georgeson Inc.

Shareholders call toll-free: 866-391-7001

Banks and Brokers call collect: 212-440-9800

This press release may be deemed to be solicitation material with respect to support for the proposed amendments by Messrs. Salmanson and Morales to Vineyard’s Bylaws (the “Proposed Bylaw Amendments”) or the candidates to be proposed by Messrs. Salmanson and Morales for Vineyard’s Board of Directors at the 2008 Annual Meeting of Shareholders of Vineyard (the “Proposed Nominees”). In connection with the Proposed Bylaw Amendments, Messrs. Salmanson and Morales have filed a Definitive Consent Solicitation Statement and in connection with the Proposed Nominees, Messrs. Salmanson and Morales intend to file a proxy statement with the SEC, to be distributed to the shareholders of Vineyard. SHAREHOLDERS OF VINEYARD ARE ENCOURAGED TO READ THE CONSENT SOLICITATION STATEMENT FILED WITH THE SEC BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED BYLAW AMENDMENTS, AND THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS WHEN FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED BYLAW AMENDMENTS AND THE PROPOSED NOMINEES. The Consent Solicitation Statement and proxy statement will be mailed to shareholders of Vineyard and shareholders will be able to obtain documents free of charge at the SEC’s website, www.sec.gov. In addition, investors may obtain free copies of the documents filed with the SEC by contacting: Jon Salmanson, P.O. Box c/o Northeast Securities, 100 Wall Street, New York, New York 10005 telephone: 212-607-5412 or by emailing Mr. Salmanson at j2salman@yahoo.com.

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